Exhibit 99.1

Debt and Preferred Stock Securities Ratings

At September 30, 2004	Standard & Poor’s Corporation	Moody’s Investors Service	Fitch, Inc.
Household International, Inc.
Senior debt	A	A2	A+
Preferred stock	BBB+	Baa1	A

Household Finance Corporation
Senior debt	A	A1	A+
Senior subordinated debt	A-	A2	A
Commercial paper	A-1	P-1	F-1

HFC Bank Limited
Senior debt	A	A1	A+
Commercial paper	A-1	P-1	F-1

Household Bank (SB), N.A.
Senior debt	A	A1	A+